UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 14, 2014

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)
000-52735                                                                           20-8753132
(Commission File Number)                                                                                     (IRS Employer Identification No.)

8 Hillside Avenue, Suite 207
Montclair, New Jersey 07042
(Address of principal executive offices and zip code)

(973) 744-7618
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Additional 2014 Notes

On January 14, 2014, MetaStat, Inc. (the “Company”) accepted subscriptions pursuant to separate Convertible Note and Warrant Purchase Agreements entered into with certain accredited investors identified therein for the issuance and sale in a private placement consisting of, in the aggregate: (a) $650,000 of convertible promissory notes (the “Additional 2014 Notes”) convertible into shares of the Company’s common stock and (b) four-year warrants to purchase up to 108,333 shares of common stock at an exercise price of $2.10 per share (the “Private Placement”). The Company may issue up to an additional $350,000 in Additional 2014 Notes.

The Additional 2014 Notes bear interest at the rate of 8% per annum, mature on June 30, 2014 and rank pari passu to the Company’s issued and outstanding convertible promissory notes and senior to the Company’s issued and outstanding equity securities.  Upon the closing by the Company of an equity or equity based financing or a series of equity or equity based financings (a “Qualified Financing”) resulting in gross proceeds to the Company of at least $5,000,000 in the aggregate, and the Company, prior to or concurrent with the completion of the Qualified Financing (the “Qualified Financing Threshold Amount”), the outstanding principal amount of the Additional 2014 Notes, together with all accrued and unpaid interest thereunder (the “Outstanding Balance”), shall automatically convert into such securities, including warrants of the Company, as are issued in the Qualified Financing, the amount of which shall be determined in accordance with the following formula: (the Outstanding Balance as of the closing of the Qualified Financing) x (1.15) / (the per security price of the securities sold in the Qualified Financing). For purposes of determining whether the Qualified Financing Threshold Amount has been satisfied, such amount shall include (i) the Outstanding Balance of the Additional 2014 Notes (each pursuant to the formula stated above) then outstanding, and (ii) $1,487,000 aggregate principal amount of convertible notes outstanding due December 31, 2013 (the “2013 Notes”) and $500,000 aggregate principal amount of convertible notes outstanding due May 31, 2014 (the “2014 Notes”), together with all accrued and unpaid interest thereunder (pursuant to the same formula as stated above and therein).  Following the issuance date of the Additional 2014 Notes, the lenders shall have the right, at their option, to convert the Outstanding Balance into shares of common stock at a conversion price of $1.50 per share.

Axiom Capital Management, Inc. (“Axiom”) acted as exclusive placement agent in connection with the Private Placement. Axiom was paid an aggregate cash fee of $48,000 in connection with the Private Placement.

The foregoing description of the Private Placement and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) form of Convertible Note and Warrant Purchase Agreement filed as Exhibit 10.1 hereto; (ii) form of Additional 2014 Note issued in the Private Placement filed as Exhibit 4.1 hereto and (iii) form of Warrant issued in the Private Placement filed as Exhibit 4.2 hereto.

2013 Note Amendments

On December 31, 2013, the Company entered into certain amendments to its outstanding 2013 Notes with the holders of an aggregate of $1,387,000 principal amount of 2013 Notes (the “Amendments”), whereby the holders of the 2013 Notes extended the maturity date of the 2013 Notes to June 30, 2014 from December 31, 2013. In consideration for entering into the Amendments, the Company (i) reduced the conversion price of the 2013 Notes to $1.50 per share from $2.50 per share, (ii) reduced the exercise price of an aggregate of 128,700 warrants issued in connection with the issuance of the 2013 Notes to $2.10 per share from $3.00 per share, (iii) issued an aggregate of 92,468 common stock purchase warrants with an exercise price of $2.10 per share and a term of four years, and (iv) issued an aggregate of 92,468 shares of the Company’s common stock.

Additionally, the Company has agreed to repay the principal amount of $100,000 plus accrued interest of 2013 Notes to a holder thereof.

The foregoing description of the Amendments and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of Amendment No. 1 to 2013 Notes filed as Exhibit 4.3 hereto.

Item 2.03.  Creation of a Direct Financial Obligation.

The disclosure set forth under Item 1.01 above is hereby incorporated in its entirety under this Item 2.03.

Item 3.02.  Unregistered Sales of Equity Securities.

As described more fully in Item 1.01 above, on January 14, 2014, the Company accepted subscriptions pursuant to the Private Placement and entered into the Amendments.  The issuance of securities in the Private Placement and pursuant to the Amendments was exempt from registration pursuant to Section 4(2) of, and Regulation D promulgated under, the Securities Act of 1933, as amended.

Item 9.01. Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

4.1	Form of Convertible Promissory Note dated January 14, 2014.

4.2	Form of Warrant dated January 14, 2014.

4.3	Form of Amendment No. 1 to 2013 Notes dated as of December 31, 2013

10.1	Form of 2014 Convertible Note and Warrant Purchase Agreement dated January 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC. By: /s/ Oscar L. Bronsther___________ Name: Oscar L. Bronsther Title: Chief Executive Officer

Dated: January 21, 2014